MANAGEMENT SERVICES AGREEMENT

This AGREEMENT is made and entered into as of this 7th day of October, 2019 by and between AlphaCentric Prime Meridian Income Fund, a Delaware statutory trust (the “Fund”) and MFund Services LLC, a Delaware limited liability corporation with a principal place of business at 36 North New York Avenue, Huntington, NY 11743 (“MFund”).

WHEREAS, the Fund is a closed-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act") and operating as an interval fund;

WHEREAS, MFund is, among other things, in the business of providing fund administration and management services; and

WHEREAS, the Fund desires to retain MFund to perform certain management and administrative services for the Fund;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. APPOINTMENT

The Fund hereby appoints MFund as a management agent of the Fund on the terms and conditions set forth in this Agreement, and MFund hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

SECTION 2. SERVICES

Subject to the direction and control of the Board of Trustees of the Fund (the "Board"), MFund will perform such sponsorship, management and supervisory services as may from time to time be reasonably requested by the Fund, which shall include without limitation:

a)         General Fund Management:

1.      Provide office space, equipment and clerical personnel necessary for performing the management functions herein set forth.

2.      Supervise the overall operations of the Fund, including the provision of services to the Fund by the Fund's fund accounting agent, transfer agent, administrator, custodians, auditors, and other independent contractors or agents (the "Service Providers").

3.      Negotiate contracts and fees and monitor billings of the Fund's Service Providers.

4.      Review and monitor quality of service provided by the Fund’s Service Providers and work with Service Providers and Fund sponsors to improve service as necessary.

5.      Facilitate preparation and execution of the Fund’s contracts and documents including management agreements, distribution plans, expense limitation agreements and declaration of trust.

6.      Provide personnel to serve as officers of the Fund if so elected by the Board of Trustees.

b)         Sponsor Relationship Management:

1.      Manage the relationships with individual Fund sponsor/advisor including the facilitation of information gathering and general assistance to sponsor with regard to the Fund.

2.      Consult with Fund sponsor regarding investment strategies, Fund fee and class structures and other Fund policies.

3.      Work with Fund sponsor in the preparation and maintenance of Fund agreements and documents.

4.      Assist Fund sponsor in the preparation of documents in response to requests from the Fund’s Trustees including “15C” questionnaires.

5.      Support Fund sponsor in the preparation of documents in response to regulatory inquiries and exams as they relate to the Fund.

c)         Custodial and Servicing Support

1.      Work with the Fund’s Distributor to facilitate and coordinate the execution of selling, networking and servicing agreements on behalf of the Fund.

2.      Negotiate the terms of networking/servicing agreements with various custodial, servicing, recordkeeping and brokerage platforms.

3.      Coordinate with Fund sponsor and platforms to facilitate the setup of Fund on various custodial, servicing, recordkeeping and brokerage platforms.

d)         Legal Administrative Services

1.      Prepare and file amendments to the Fund’s Registration Statement with the Securities and Exchange Commission (“SEC”).

2.      Coordinate repurchase offers and related Rule 23c-3 SEC filings

3.      Prepare and file revised prospectuses and statements of additional information and supplements to prospectuses and statements of additional information with the SEC as need.

4.      Coordinate the preparation and review of various filings with the SEC.

5.      Prepare and gather materials for quarterly and special meetings of the Board of Trustees and Committees of the Fund including establishment of agenda, drafting resolutions, coordinating the collection of materials from the Fund’s service providers, and assembling and disseminating Board materials to the Board of Trustees.

6.      Coordinate shareholder proxies when required including working with vendors in the preparation of proxy materials and the solicitation of shareholders.

7.      Prepare materials for meetings of the shareholders of the Fund, including scripts, inspector’s oath, ballots and certificates.

8.      Assist in the preparation of meeting minutes.

9.      Provide support for new funds, mergers, conversions, and reorganizations.

10.  Assist in the Fund’s responses to requests for information and the preparation of written responses to regulatory examinations and findings letters.

SECTION 3. COMPENSATION AND TERMS

a)	Administration Servicing Fees. The Fund will pay MFund the management services fees and out of pocket expenses (the “Fees”) as set forth on Exhibit A for performance of its duties under this Agreement. The management services fees may be modified from time to time by mutual written agreement among the parties.
b)	Timing of Payment. The Fund will pay the Fee to MFund on a monthly basis within ten days of each calendar month end.
c)	Term. This Agreement shall become effective as of the date hereof and will continue in effect for a period of one year and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.
d)	Termination. This Agreement may be terminated at any time upon ninety (90) days’ prior written notice by either party.

SECTION 4. SERVICES NOT EXCLUSIVE

MFund’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that MFund may render management and other services to others, including other registered investment companies.

SECTION 5. LIMITATION OF LIABILITY

MFund may rely on information reasonably believed by MFund to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither MFund nor its directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Fund in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of MFund, who may be or become a trustee, officer, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder, member, or agent of you, or one under MFund’s control or direction, even though paid by MFund.

SECTION 6. Representations, Warranties AND CONDITIONS

a)	Authority to Execute and Perform Agreements. MFund and the Fund have the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its obligations hereunder.
b)	Governing Law and Arbitration. The Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without reference to conflict of laws principles. Any controversy or claim arising out of, or related to this Agreement shall be settled by binding arbitration by one arbitrator in the State of New York in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators' decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

c)	Modifications. Modifications of any of the terms of this Agreement can only be made by the written mutual consent of Fund and MFund, their successors or assigns.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

ALPHACENTRIC PRIME MERIDIAN	MFUND SERVICES LLC
INCOME FUND

_/s/ Stephen Lachenauer ___	_/s/ Jerry Szilagyi ______
Stephen Lachenauer, Trustee	Jerry Szilagyi, President

Exhibit A

Management Services Fee Schedule

Annual Fee of $5,000 plus an asset based fee:

0.10% of assets from $0 to $50,000,000
0.07% of assets from $50,000,000 to $100,000,000
0.05% of assets from $100,000,000 to $250,000,000
0.04% of assets from $250,000,000 to $500,000,000
0.03% of assets from $500,000,000 to $1,000,000,000
0.02% of assets from $1,000,000,000 and above

In addition to the Management Servicing Fee, the Fund, will reimburse MFund, at cost, for any reasonable out of pocket expenses incurred in the performance of its duties under this Agreement.